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For Immediate Release

CONTACT:

Nicholas Visco - Chief Financial Officer        (732) 590-1600

                 INTELLIGROUP ANNOUNCES LAWSUIT AGAINST SERANOVA
                           AND SILVERLINE TECHNOLOGIES

Edison, NJ (August 16, 2001): Intelligroup, Inc. (Nasdaq: ITIG), a leading global technology solutions and services provider ("Intelligroup" or the "Company"), announced that it has filed suit today against SeraNova, Inc. ("SeraNova") and Silverline Technologies ("Silverline"), to recover amounts owed to Intelligroup under previously existing obligations.

The Company filed its claim in New Jersey Superior Court, County of Middlesex, for amounts owed under a Promissory Note made by SeraNova prior to its spin-off from Intelligroup. As previously announced, SeraNova and Silverline failed to make their required payment of remaining principal and accumulated interest on July 31, 2001. Additionally, the Company has made claim to recover amounts due under a system implementation project for which Intelligroup was contracted by SeraNova, and for which SeraNova and Silverline have defaulted in their payment obligations.

The Company's suit seeks damages including approximately $10 million on the Promissory Note, exclusive of attorney's fees. The Company further claims amounts due for the implementation project in excess of $500,000.

In its Complaint, the Company alleges, among other things, that SeraNova and Silverline have willfully and intentionally disregarded their payment obligations, in default of the respective agreements. The Company has been in discussion with SeraNova and Silverline management for some time, in the hopes of resolving these matters amicably, but the parties have failed to reach a mutually agreeable solution.

There is a risk that these proceedings may take a significant amount of time, and there can be no assurance of the final outcome.


ABOUT INTELLIGROUP
Intelligroup,  Inc.  is a  leading  global  technology  solutions  and  services
provider.    Intelligroup   develops,   implements   and   supports   integrated
industry-specific enterprise, e-


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Technologies


commerce and m-commerce software applications. Intelligroup's high-quality onsite/offshore delivery model combined with a comprehensive suite of tools provide customers with a faster time-to-market and lower total cost of ownership in deploying their mission-critical applications. Intelligroup has operations in The Americas, U.K., Sweden, Denmark, India, Australia, New Zealand, Japan, Hong Kong and Singapore/Indonesia. Intelligroup has been quoted on the Nasdaq National Market (ticker ITIG) since September 1996.
Visit Intelligroup on the Internet at http://www.intelligroup.com.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.